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                                   EXHIBIT 99

            CAMCO FINANCIAL CORPORATION


6901 Glenn Highway
Cambridge, OH 43725-9757
Phone: 740-435-2020
Fax:   740-432-2743 [Private Fax]

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                                                 CONTACTS:
                                                         RICHARD C. BAYLOR, CEO
                                                         PHONE:  740-435-2040
                                                    OR
                                                         MARK A. SEVERSON, CFO
                                                         PHONE:  740-435-2055
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                                  NEWS RELEASE

             CAMCO FINANCIAL INCLUDED IN NEW RUSSELL MICROCAP INDEX


CAMBRIDGE, OHIO (NASDAQ: CAFI) - Camco Financial Corporation ("Camco") announced its inclusion in the new Russell Microcap Index.

The newly launched Russell Microcap Index, which debuted on July 1, is comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index along with the next smallest 1,000 securities below the Index, based on a ranking of all U.S. equities by market capitalization.

The index offers portfolio managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks. Russell recently posted the complete index membership list at www.russell.com/US/Indexes.

"We are pleased with our inclusion in this new index as it will help generate greater interest in our stock at an institutional level, and that serves all of our stockholders well", said Richard C. Baylor, Camco's CEO and President.


          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com


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Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Companies on the list represent more than $2.5 trillion in assets. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio with assets of $1.07 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 31 offices in 23 communities in Ohio, Kentucky and West Virginia.


Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



          NASDAQ: CAFI o EMAIL: camco@camco.cc o www.camcofinancial.com


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